EXHIBIT 99.1

NEWS RELEASE
For Immediate Release: Wednesday, March 28, 2007	Contact:	Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS COMMENTS ON JURY VERDICT IN DIOMED PATENT LITIGATION AND ANNOUNCES LAUNCH OF VARI-LASE BRIGHT TIP

MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced that the jury in the patent litigation with Diomed, Inc. concerning Vascular Solutions’ Vari-Lase products for the treatment of varicose veins returned a verdict that Vascular Solutions contributed to and induced infringement of Diomed’s 6,398,777 U.S. patent, and awarded damages to Diomed in the amount of $4.1 million resulting from Vascular Solutions’ activities. The jury did not find willful infringement, and therefore the award is not subject to treble damages. Post-trial motions are expected to be filed, with those motions decided by the Court before judgment will be entered. The litigation occurred in the United States Federal District Court for the District of Massachusetts, with the judgment subject to appeal to the Federal Circuit.

Howard Root, CEO of Vascular Solutions, commented: “While we are disappointed with the jury’s verdict and plan to bring post-trial motions and then appeal, if necessary, on a number of grounds, we are also prepared to move forward. The amount of damages awarded is within Vascular Solutions’ existing capital resources and is not expected to affect our on-going operations, even if judgment stands as awarded by the jury.”

Mr. Root continued: “We expect the next step in this litigation will be for Diomed to request an injunction on the sale in the U.S. of Vari-Lase products. An injunction is not automatically granted, but rather will be subject to a decision by the Court. We have prepared for this possibility by developing a new version of our Vari-Lase fiber which Diomed admitted in this litigation prevents the vein wall contact that was the essence of Diomed’s patent. Our 510(k) application for this “bright tip” version of the Vari-Lase fiber was approved by the FDA in late March, and we have already observed successful initial clinical evaluations. We expect to transition to the bright tip version in all of our Vari-Lase products sold in the U.S. during the month of April. Therefore, even if Diomed requests and receives an injunction against future sales of our bare tip Vari-Lase products, we expect to already have transitioned to a non-infringing alternative without disruption in meeting our customers’ endovenous laser therapy requirements. It also is important to keep in mind that sales of Vari-Lase products in the U.S. during 2007 are expected to account for approximately 15% of Vascular Solutions 2007 net sales.”

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within interventional radiology and interventional cardiology. The company’s five main product categories consist of hemostat (blood clotting) products, extraction catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the Vari-Lase® endovenous laser product line for the treatment of varicose veins, the D-Stat Dry™ hemostatic bandage for the rapid control of topical bleeding, the Pronto™ extraction catheter for the aspiration of soft thrombus, the Langston® dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass® dual access specialty catheter for dual wire access in interventional procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of profitability, exposure to intellectual property claims, dependence on key vendors, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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